Exhibit 4.3

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

General

The following is a summary of the material terms of the capital stock of Apogee Therapeutics, Inc. (“we,” “us,” “our” or the “Company”) as well as other material terms of our amended and restated certificate of incorporation and amended and restated bylaws and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K, to which this exhibit is also appended.

Our authorized capital stock consists of 386,513,358 shares of voting common stock, $0.00001 par value per share, 13,486,642 shares of non-voting common stock, $0.00001 par value per share, and 10,000,000 shares of “blank check” preferred stock, $0.00001 par value per share. Unless otherwise noted, all references to our “common stock” herein refers to our voting common stock.

Common Stock and Non-Voting Common Stock

Our amended and restated certificate of incorporation authorizes the issuance of up to 386,513,358 shares of our common stock and 13,486,642 of our non-voting common stock. All outstanding shares of our common stock and non-voting common stock are validly issued, fully paid and nonassessable.

The holders of our common stock and our non-voting common stock have identical rights, provided that, (i) except as otherwise expressly provided in our amended and restated certificate of incorporation or as required by applicable law, on any matter that is submitted to a vote by our stockholders, holders of our common stock are entitled to one vote per share of common stock, and holders of our non-voting common stock are not entitled to any votes per share of non-voting common stock, including for the election of directors, and (ii) holders of our common stock have no conversion rights, while holders of our non-voting common stock shall have the right to convert each share of our non-voting common stock into one share of common stock at such holder’s election, provided that as a result of such conversion, such holder, together with its affiliates and any members of a Schedule 13(d) group with such holder, would not beneficially own in excess of 9.99% of our common stock immediately prior to and following such conversion (the “Beneficial Ownership Limitation”), unless otherwise as expressly provided for in our amended and restated certificate of incorporation. However, the Beneficial Ownership Limitation may be increased or decreased to any other percentage (not to exceed 19.99%) designated by such holder of non-voting common stock upon 61 days’ notice to us.

Voting Rights. Our common stock is entitled to one vote per share on any matter that is submitted to a vote of our stockholders, except on matters relating solely to terms of preferred stock, and our non-voting common stock is not entitled to any votes per share. However, as long as any shares of non-voting common stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of non-voting common stock, (i) alter or change adversely the powers, preferences or rights given to the non-voting common stock, alter, amend or repeal any provision of, or add any provision to, our amended and restated certificate of incorporation or our amended and restated bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the non-voting common stock, regardless of whether any of the foregoing actions shall be by means of amendment to our amended and restated certificate of incorporation or by merger, consolidation or otherwise, (ii) issue further shares of non-voting common stock or increase or decrease the number of authorized shares of non-voting common stock, (iii) prior to the Stockholder Approval (as defined in our amended and restated certificate of incorporation) or at any time while at least 6,061,821 shares of non-voting common stock remain issued and outstanding, consummate either: (A) any Fundamental Transaction (as defined in our amended and restated certificate of incorporation) or (B) any merger or consolidation of the Company with or into another entity or any stock sale to, or other business combination in which the stockholders of the Company immediately before such transaction do not hold at least a majority of the capital

Exhibit 4.3

stock of the Company immediately after such transaction or (iv) enter into any agreement with respect to any of the foregoing.

Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, all shares of common stock and non-voting common stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects for all matters, including those described below. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock and non-voting common stock are entitled to receive ratably any dividends declared by the Board of Directors of the Company (the “Board”) out of funds legally available therefor if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine to issue dividends and then only at the times and in the amounts that our Board may determine.

Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of our common stock and non-voting common stock will be entitled to share equally, identically, and ratably in all assets remaining after payment of or provision for any liabilities, liquidation preferences and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class.

Other Rights. The holders of our common stock and non-voting common stock have no preemptive rights. There are no redemption or sinking fund provisions applicable to our common stock and non-voting common stock.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our Board has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock and non-voting common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of our common stock and non-voting common stock and the voting and other rights of the holders of our common stock and non-voting common stock. We have no current plans to issue any shares of preferred stock.

Registration Rights

We have entered into a registration rights agreement with the holders of 24,987,750 shares of our common stock (including shares of common stock issuable upon conversion of our non-voting common stock). The registration of shares of our common stock pursuant to the exercise of registration rights described below would enable holders to sell these shares without restriction under the Securities Act of 1933, as amended (the “Securities Act”), when the registration statement is declared effective. We will pay all expenses related to any demand, piggyback or Form S-3 registration described below, with the exception of underwriting discounts, selling commissions, and stock transfer taxes.

The registration rights described below will expire upon the earliest to occur of: (i) July 18, 2026; (ii) the closing of a merger or consolidation in which (A) we are constituent party or (B) a subsidiary of ours is a constituent party and we issue shares of our capital stock pursuant to such merger or consolidation; or (iii) with respect to any particular holder, at such time that such holder can sell its shares, under Rule 144 or another similar exemption under the Securities Act, during any three-month period without registration.

Exhibit 4.3

Form S-1 Demand Registration Rights

The holders of registrable securities who are party to the registration rights agreement (the “Registration Rights Holders”) are entitled to certain demand registration rights. The Registration Rights Holders who hold a majority of the registrable securities then outstanding may request that we file a Form S-1 registration statement for which the anticipated aggregate offering price would exceed $20,000,000.

Form S-3 Demand Registration Rights

Subject to limitations and conditions, Registration Rights Holders who hold at least 30% of the registrable securities then outstanding may make a written request that we prepare and file a registration statement on Form S-3 under the Securities Act covering their shares, so long as the aggregate price to the public, net of the underwriters’ discounts and commissions, is at least $5,000,000. We will prepare and file the Form S-3 registration statement as requested, unless, in the good faith judgment of our Board, such registration would be materially detrimental to the Company and its stockholders and filing should be deferred. We may defer only once in any 12-month period, and such deferral shall not exceed 90 days after receipt of the request. In addition, we are not obligated to prepare or file any of these registration statements (i) during the period that is 30 or 60 days, as the case may be, before our good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a Company-initiated registration or (ii) if two of these registrations have been completed within any 12-month period.

Piggyback Registration Rights

Subject to certain specified exceptions, if we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders, the Registration Rights Holders are entitled to notice and certain “piggyback” registration rights allowing them to include their shares in our registration statement. These registration rights are subject to specified conditions and limitations, including the right of the underwriters, in their sole discretion, to limit the number of shares included in any such offering under certain circumstances, but not below 30% of the total amount of securities included in such offering.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts.

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Issuance of undesignated preferred stock: Under our amended and restated certificate of incorporation, our Board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of preferred stock enables our Board to make it more difficult to attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
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Classified board: Our amended and restated certificate of incorporation establishes a classified Board consisting of three classes of directors, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders to succeed the directors of the same class whose terms are then expiring, with the other classes continuing for the remainder of their respective three-year terms. This provision may have the effect of delaying a change in control of our Board.
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Election and removal of directors and board vacancies: Our amended and restated bylaws provide that directors will be elected by a plurality vote. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that our Board has the right to increase or decrease the size of the Board and to fill vacancies on the Board. Directors may be removed only for cause by the affirmative vote of at least 66 2∕3% of the voting power of the stock outstanding and entitled to vote thereon (which, for the avoidance of doubt, does not include non-voting common stock). Only our Board is authorized to fill vacant directorships. In addition, the number of directors constituting our Board may be set only by

Exhibit 4.3

resolution adopted by a majority vote of the directors then in office. These provisions prevent stockholders from increasing the size of our Board and gaining control of our Board by filling the resulting vacancies with its own nominees.
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Requirements for advance notification of stockholder nominations and proposals: Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors that specify certain requirements as to the timing, form and content of a stockholder’s notice. Business that may be conducted at an annual meeting of stockholders are limited to those matters properly brought before the meeting. These provisions may make it more difficult for our stockholders to bring matters before our annual meeting of stockholders or to nominate directors at annual meetings of stockholders.
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No written consent of stockholders: Our amended and restated certificate of incorporation provides that all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the removal of directors by our stockholders without holding a meeting of stockholders.
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No stockholder ability to call special meetings: Our amended and restated certificate of incorporation and amended and restated bylaws provide that only our Board may be able to call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.
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Amendments to certificate of incorporation and bylaws: Any amendment to our amended and restated certificate of incorporation is required to be approved by a majority of our Board as well as, if required by law or our amended and restated certificate of incorporation, a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of provisions to Board classification, stockholder action, certificate amendments and liability of directors and officers must be approved by not less than 66 2∕3% of the outstanding shares entitled to vote on the amendment, voting together as a single class. Any amendment to our amended and restated bylaws is required to be approved by either a majority of our Board or not less than 66 2∕3% of the outstanding shares entitled to vote on the amendment, voting together as a single class (which, for the avoidance of doubt, does not include non-voting common stock).

These provisions are designed to enhance the likelihood of continued stability in the composition of our Board and its policies, to discourage certain types of transactions that may involve an actual or threatened acquisition of our company and to reduce our vulnerability to an unsolicited acquisition proposal. We also designed these provisions to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they may also reduce fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Delaware General Corporation Law Section 203

As a Delaware corporation, we are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits a Delaware corporation from engaging in a business combination specified in the statute with an interested stockholder (as defined in the statute) for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the DGCL could also have the effect of delaying or preventing a change of control of us.

Exhibit 4.3

Exclusive Forum Selection Clause

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum to the fullest extent permitted by law for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any director, officer or other employee to us or our stockholders; (iii) any action asserting a claim against us or any director or officer or other employee arising pursuant to the DGCL; (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws; or (v) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. Our amended and restated certificate of incorporation provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but the forum selection provisions will not apply to claims brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of imposing additional costs on stockholders in pursuing any such claims or limiting a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage lawsuits against us or our directors or officers. It is possible that a court could find that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. In addition, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as the transfer agent and registrar for our common stock. The address of the transfer agent and registrar is 150 Royall Street, Canton, MA 02021.

Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “APGE.” Our non-voting common stock is not listed on any securities exchange.